Exhibit 99.2

ENTERPRISE PRICES $2.5 BILLION

OF SENIOR UNSECURED NOTES

Houston, Texas (Monday, May 4, 2015) – Enterprise Products Partners L.P. (NYSE: EPD) today announced that its operating subsidiary, Enterprise Products Operating LLC (“EPO”), has priced a public offering of $2.5 billion of senior unsecured notes comprised of $750 million due May 7, 2018 (“Senior Notes OO”), $875 million due February 15, 2026 (“Senior Notes PP”), and $875 million due May 15, 2046 (“Senior Notes QQ”). We expect to use the net proceeds of this offering for the repayment of debt, including (i) the repayment of amounts outstanding under our commercial paper program (which we used to repay amounts outstanding on the maturity of EPO’s $250 million principal amount of Senior Notes I due March 2015) and (ii) the repayment of amounts outstanding on the maturity of EPO’s $400 million principal amount of Senior Notes X due June 2015, and for general company purposes.

Senior Notes OO will be issued at 99.881 percent of their principal amount and will have a fixed-rate interest coupon of 1.65 percent. Senior Notes PP will be issued at 99.635 percent of their principal amount and will have a fixed-rate interest coupon of 3.70 percent. Senior Notes QQ will be issued at 99.635 percent of their principal amount and will have a fixed-rate interest coupon of 4.90 percent. The expected settlement date for the offering is May 7, 2015. Enterprise Products Partners L.P. will guarantee the senior notes through an unconditional guarantee on an unsecured and unsubordinated basis.

Wells Fargo Securities, LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc., and U.S. Bancorp Investments, Inc. acted as joint book-running managers for the offering. An investor may obtain a free copy of the prospectus as supplemented by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer or any underwriter or dealer participating in this offering will arrange to send a prospectus as supplemented to an investor if requested by contacting Wells Fargo Securities, LLC at (800) 645-3751, Barclays Capital Inc. at (888) 603-5847, Mitsubishi UFJ Securities (USA), Inc. at (877) 649-6848, or RBC Capital Markets, LLC at (866) 375-6829.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the senior notes described in this press release, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement, which are part of an effective registration statement.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil and refined products transportation, storage and terminals; offshore production platforms; petrochemical transportation and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico. The partnership’s assets include approximately 51,000 miles of onshore and offshore pipelines; 225 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.

Contacts: Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745 Rick Rainey, Media Relations (713) 381-3635

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